Exhibit 10.3

LANTICS CORP.

Suite 102, Wuse 1, Fabdal Plaza,

Abuja 900281, FCT, Nigeria

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD ON

November 21, 2025

PRESENT: Usman Kuso

Usman Kuso took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS a subscriber has agreed to subscribe for the shares of common stock in the capital of the Company in consideration of $250.

UPON MOTION, IT WAS RESOLVED that 2,500,000 shares of common stock in the capital of the Company have been subscribed to Usman Kuso in consideration of $250 and should now be considered as issued and fully paid and non-assessable to the subscriber.

Subscriber’s Name	Number of Shares
Usman Kuso	2,500,000

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED THAT THE MEETING TERMINATE.

/s/Usman Kuso

Usman Kuso, Recording Secretary